UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 2, 2009 (August 18, 2009)
King Pharmaceuticals, Inc.
(Exact name of registrant as specified in charter)

Tennessee	001-15875	54-1684963

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

501 Fifth Street, Bristol, Tennessee	37620

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000
N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Item 1.02. Termination of a Material Definitive Agreement
On September 4, 2007, Alpharma Ireland Limited (“Alpharma Ireland”), now a wholly-owned subsidiary of King Pharmaceuticals, Inc. (the “Company”), entered into an Exclusive License Agreement (“License Agreement”) with IDEA AG, a privately-held biopharmaceutical company headquartered in Munich, Germany (“IDEA”), through which Alpharma Ireland obtained the exclusive U.S. license and distribution rights from IDEA to market ketoprofen in Transfersome® gel, a prescription topical NSAID (non-steroidal anti-inflammatory drug). Transfersome® gel is IDEA’s proprietary technology platform for delivering drugs to targeted areas through the skin barrier. The License Agreement was amended on March 31, 2008. The Company acquired Alpharma Ireland’s parent company, Alpharma Inc., on December 29, 2008.
Based upon a review of the progress of the licensed product’s development and commercialization, on August 18, 2009, pursuant to provisions in the License Agreement, Alpharma Ireland provided 90 days’ written notice to IDEA of its intention to terminate the License Agreement, including the automatic termination of certain warrants, described below, and a related registration rights agreement. The parties are addressing their post-termination obligations and are discussing the possibility of setting a termination date earlier than the end of the original 90-day notice period.
The financial terms of the License Agreement included a $60 million license fee payment from Alpharma Ireland to IDEA, made at the time that the parties entered into the License Agreement, as well as: the issuance of two warrants for the purchase of Class A Common Stock of Alpharma Inc., exercisable upon the occurrence of certain regulatory-related events; milestone payments based upon development and regulatory events, patent issuance and the results of a certain Phase III clinical trial; and specified royalties to IDEA on net product sales. IDEA was to have paid the costs of specified studies, including two Phase III clinical trials with Alpharma Ireland paying additional amounts if it used certain data from one of the Phase III clinical trials for specified promotional purposes. Prior to U.S. product approval, Alpharma Ireland was obligated to make certain market development expenditures. During the 50 months commencing two months prior to the commercial launch of the licensed product in the U.S., Alpharma Ireland would have also been responsible for substantial sales, marketing and medical education expenses.
By its terms, the License Agreement was to expire upon the later of the expiration of all U.S. patent rights licensed by IDEA to Alpharma Ireland or 2029; however, prior to a commercial launch of the licensed product in the U.S., Alpharma Ireland had the right to terminate the License Agreement upon 90 days’ prior written notice to IDEA.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2009	KING PHARMACEUTICALS, INC.

	By:	/s/ Joseph Squicciarino
	Name:	Joseph Squicciarino
	Title:	Chief Financial Officer